Exhibit 4.3

FORM OF INSTRUCTIONS FOR USE OF
MGT CAPITAL INVESTMENTS, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,
OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by MGT Capital Investments, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Record Holders”) of its shares of common stock, par value $0.001 per share (the “Common Stock”), as described in the Company’s Prospectus, dated [●], 2011 (the “Prospectus”).  Record Holders of Common Stock at the close of business, on [●], 2011 (the “Record Date”), are receiving non-transferable and non-tradable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s Common Stock (the “Underlying Shares”).  An aggregate of 31,640,472 Underlying Shares are being offered by the Prospectus.  Each Record Holder will receive one Right for every one (1) share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional rights.

The Rights will expire, if not exercised, by 5:00 p.m., New York City Time, on [●], 2011, unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”). If you are a beneficial owner that holds your shares of Common Stock through a broker, dealer, bank, trustee, depository or other nominee who uses the services of the DTC (each, a “Nominee”), you must timely notify your Nominee of your election to exercise your Subscription Rights. Any rights not exercised at or before the Expiration Date will expire worthless without any payment to the holders of those unexercised rights. The Company will not be obligated to honor any purported exercise of Rights received by Standard Registrar & Transfer Company, Inc.  (the “Subscription Agent”) after 5:00 p.m., New York City Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.  The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the scheduled Expiration Date, followed by a press release no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date.  The Rights are evidenced by subscription rights certificates (the “Subscription Rights Certificates”).

Each Right allows the holder thereof to subscribe for 0.8 of a share of Common Stock (the “Basic Subscription Privilege”) at the price of [$0.__] per share (the “Subscription Price”).  Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering.  Fractional Rights will be rounded up to the nearest whole number.  As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,000 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 600 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Oversubscription Privilege”) at the same Subscription Price of [$0.__] per share, for additional shares of Common Stock unclaimed by other holders of Rights in this offering on a pro rata basis as of 5:00 p.m., New York City Time, on the Expiration Date (the “Excess Shares”).  “Pro rata” means in proportion to the number of shares of Common Stock that all holders of Rights who have fully exercised their Basic Subscription Privileges on their Common Stock holdings have requested to purchase pursuant to their respective Oversubscription Privileges.  Each holder of Rights may exercise his Oversubscription Privilege only if he exercised his Rights under the Basic Subscription Privilege in full and other holders of Rights do not exercise their Rights under the Basic Subscription Privilege in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Oversubscription Privilege, the Company will allocate the remaining Excess Shares   pro rata  , after eliminating all fractional shares, among those Rights holders who exercised their Oversubscription Privileges.  For the purposes of determining their eligibility for the Oversubscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of Underlying Shares available under their Basic Subscription Privilege. For example, if X shareholder subscribes for 20 shares and Y shareholder subscribes for 30 shares pursuant to their oversubscription privileges, and there are only 30 shares available for oversubscription, X would receive the right to purchase 20/50 of the 30 shares available for oversubscription and Y would receive the right to purchase 30/50 of the 30 shares available for oversubscription. See “The Rights Offering—Oversubscription Rights” in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate.  You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY (1) CHECK OR BANK DRAFT DRAWN UPON A U.S. OR UK BANK OR POSTAL TELEGRAPHIC OR EXPRESS; (2) MONEY ORDER; OR (3) WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.  RIGHTS NOT EXERCISED ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights.

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., New York City Time, on the Expiration Date.  Payment of the Subscription Price for the Oversubscription Privilege will be held in a segregated account to be maintained by the Subscription Agent until the Rights Offering is completed or withdrawn and terminated.    All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by check or bank draft in U.S. Dollars drawn upon a U.S. or UK bank or postal telegraphic or express; or money order payable to Standard Registrar & Transfer Company, Inc. , as Subscription Agent, or by wire transfer of immediately available funds, to the subscription account maintained by the Subscription Agent at [____________] Bank, ABA # [___________], Acct. # [_________], Standard Registrar & Transfer Company, Inc. F/B/O MGT Capital Investments, Inc. Subscription, with reference to the rights holder’s name.  Please reference your Subscription Rights Certificate number on your check, bank draft, or postal telegraphic or express; or money order.  Payments will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of a cashier’s or certified check drawn in U.S. Dollars upon a United States or UK bank or a wire transfer of immediately available funds.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by hand, mail or overnight courier to the following address:

Standard Registrar & Transfer Company, Inc.
12528 S 1840 East
Draper, UT 84020-9100

Phone:1-801-571-8844

Payments will be deemed to have been received by the Subscription Agent or the Company (as applicable) only upon: (i)  clearance of an uncertified check; (ii) receipt of a certified bank check or draft drawn; (iii) receipt by the Subscription Agent of a U.S. postal money order; or (iv) receipt of any appropriately executed and irrevocable wire transfer.

THE METHOD OF DELIVERY OF THE SUBSCRIPTION CERTIFICATE AND THE PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT IS AT YOUR ELECTION AND RISK.  IF YOU SEND YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, THEN THEY SHOULD BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED OR BY OVERNIGHT COURIER.  A SUFFICIENT NUMBER OF DAYS SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT PRIOR TO THE EXPIRATION DATE.

DELIVERY TO ANY ADDRESS OR BY A METHOD OTHER THAN THOSE SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

If you have any questions, require assistance regarding the method of exercising rights or require additional copies of relevant documents, please contact the Information Agent, Standard Registrar & Transfer Company, Inc. at 1-801-571-8844.

When making arrangements with your Nominee for the delivery of funds on your behalf, you may also request such Nominee to exercise the Subscription Rights Certificate on your behalf.

Nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Oversubscription Privilege, by each beneficial owner of Rights (including such Nominee itself) on whose behalf such nominee holder is acting.  If more Excess Shares are subscribed for pursuant to the Oversubscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Oversubscription Privilege in proportion to such owners’ request of Rights pursuant to the Oversubscription Privilege.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised your subscription rights under the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have subscribed for, then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all  pro rata  allocations and adjustments contemplated by the terms of the Rights Offering have been effected.

2.	Issuance of Underlying Shares.

Following the receipt of a properly completed and executed Subscription Rights Certificate, together with the payment of the Subscription Price for each Underlying Share subscribed for, and promptly after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account:

a.
Basic Subscription Privilege: The Subscription Agent will deliver to each exercising Rights holder the number of shares of Common Stock purchased pursuant to the Basic Subscription Privilege.  See “The Rights Offering—Subscription Rights—Basic Subscription Privilege” in the Prospectus.

b.
Oversubscription Privilege: The Subscription Agent will deliver to each Rights holder who validly exercises the Oversubscription Privilege the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Oversubscription Privilege.  See “The Rights Offering—Subscription Rights—Oversubscription Privilege” in the Prospectus.

c.
Excess Cash Payments: The Subscription Agent will mail to each Rights holder who exercises the Oversubscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Oversubscription Privilege.  See “The Rights Offering—Subscription Rights—Return of Excess Payment” in the Prospectus.

3.	Sale, Transfer, or Assignment of Rights.

Rights may not be sold, transferred, gifted, purchased, or assigned; provided, however, that Rights are transferable by operation of law (for example, upon the death of a holder).

4.	Commissions, Fees, and Expenses.

The Company will pay all fees and expenses of the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering.  The Company expects to agree to indemnify the Subscription Agent and the Information Agent from certain liabilities that they may incur in connection with the Rights Offering.  However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights and the issuance of the Underlying Shares will be for the account of the holder of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent, or the Subscription Agent. The Subscription Agent may charge processing and mailing fees and if you exercise your subscription rights through a Nominee, you will be responsible for any fees charged by your Nominee.

5.	Execution.

a.
Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever.  Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent, in its sole discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.
Execution By Person Other Than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

c.
Signature Guarantees.  If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

6.	Exercising Subscription Rights through a Nominee.

If you are a beneficial owner of our shares of Common Stock and hold them through a Nominee rather than in your own name, we will ask such Nominee to notify you of the Rights Offering. To indicate your decision, you should complete and return to your Nominee the form entitled “Beneficial Owner Election Form” sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a Subscription Rights Certificate reflecting your exercise.

7.	Special Provisions Relating to the Delivery of Rights through the DTC.

In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of Rights under the Basic Subscription Privilege and the Oversubscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the U.S. Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.  See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification”.